Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated January 29, 2008, relating to the consolidated financial statements of Progress Software Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, effective December 1, 2005), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Progress Software Corporation for the year ended November 30, 2007.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
April 30, 2008